Exhibit 19.2
DIAMONDBACK ENERGY, INC.

SIXTH AMENDED AND RESTATED SUPPLEMENTAL POLICY
CONCERNING TRADING IN SECURITIES OF THE COMPANY
AND ITS SUBSIDIARIES
BY CERTAIN DESIGNATED PERSONS

(As adopted February 4, 2025)

This policy supplements, and is in addition to, the Insider Trading Policy of Diamondback Energy, Inc. (Nasdaq: FANG) (the “Company”), Viper Energy, Inc. (Nasdaq: VNOM) (“Viper,” and collectively with the Company, the “Diamondback Publicly Traded Group,” and each individually, a “Diamondback Publicly Traded Group Entity”) and their respective direct and indirect subsidiaries. This policy applies to certain designated persons. If you are subject to this policy, we will notify you and provide you with a copy of this policy. After you have read this policy, please sign the Certification that is attached to this policy and return it to the Legal Department at the address indicated on the Certification. You will also be asked to recertify your compliance with this policy annually.

Persons subject to this supplemental policy

This supplemental policy applies to:

•each director of the Company and each director of the Company’s publicly traded subsidiary, Viper (the “Public Company Directors”);

•each officer of any one or more members of the Diamondback Publicly Traded Group who has been designated as an “executive officer” (collectively with the Public Company Directors, the “Section 16 Individuals”) for purposes of the reporting requirements and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•any additional persons that any one or more members of the Diamondback Publicly Traded Group may from time to time designate as being subject to this policy because of their position with the Diamondback Publicly Traded Group or their applicable subsidiaries and their access to material nonpublic information.

In accordance with Section 4.3 of the Stockholders Agreement (as it may be amended or supplemented from time to time, the “Stockholders Agreement”), dated as of September 10, 2024, by and between the Company and the stockholders of the Company party thereto, this supplemental policy also applies to the Stephens Stockholders (as defined in the Stockholders Agreement) to the extent set forth in the Stockholders Agreement. We refer to all persons subject to this supplemental policy as “Designated Persons.”

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If you are a Designated Person, then this policy also applies to (i) your family members who reside with you, (ii) anyone else who lives with you and (iii) any other person or entity whose transactions in the securities of the Company or Viper are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in securities of the Company or Viper). You are responsible for making sure that these other persons and entities comply with this policy, and any violation of this policy by any such person or entity will be deemed a violation of this policy by you.

If a Designated Person’s service with any Diamondback Publicly Traded Group Entity terminates and the trading window is closed or a special blackout period has been designated, such Designated Person shall continue to remain subject to the terms of this Policy until the earlier of (i) the date immediately following the date that is two full trading days following widespread public release by the Company of its quarterly operating results for the period that includes the date of your service’s termination (assuming no special blackout period has otherwise been designated), which results include quarterly operating results of its consolidated subsidiaries, including Viper, and (ii) the sixtieth (60th) day immediately following the date on which your service with the applicable Diamondback Publicly Traded Group Entity terminates.

Additional trading restrictions that apply to Designated Persons
If you are a Designated Person, you are subject to all of the requirements of the Insider Trading Policy with respect to each Diamondback Publicly Traded Group Entity. In addition, you are subject to the following restrictions:

•You may not trade or otherwise transact (including, without limitation, charitable donations or similar gifts) in securities of any Diamondback Publicly Traded Group Entity outside of a trading window. For purposes of this policy, a “trading window” will commence after the close of trading two full trading days following widespread public release by the Company of its quarterly operating results, which results include quarterly operating results of its consolidated subsidiaries, including Viper; provided, that in the event that Viper publicly releases quarterly operating results prior to the widespread public release of the Company’s consolidated quarterly operating results for the same quarter, then the trading window for Viper would commence solely with respect to its publicly traded securities after the close of trading two full trading days following widespread public release of such quarterly operating results. The trading window with respect to each Diamondback Publicly Traded Group Entity will end after the close of trading on the tenth calendar day prior to the end of the fiscal quarter of such Diamondback Publicly Traded Group Entity (or, if such tenth day is not a trading day, after the close of trading on the immediately preceding trading day). The fact that a trading window is open or closed is confidential information, and you may not disclose such information to

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any outside third party, except as may be otherwise required by applicable law or regulation (but you must give prior written notice to the Chief Legal & Administrative Officer that you are making such a disclosure).

•Even during a trading window, you may not trade during a blackout period. You may not trade in securities of any Diamondback Publicly Traded Group Entity during any special blackout periods that the Chief Legal & Administrative Officer (or his or her written designee) may designate with respect to any Diamondback Publicly Traded Group Entity without the prior written approval of the Chief Executive Officer of the Company (or President of the Company if the Chief Executive Officer is unavailable, or the Chief Legal & Administrative Officer of the Company if the Chief Executive Officer and the President are unavailable). The fact that a special blackout period has been designated is confidential information, and you may not disclose such information to any outside third party, except as may be otherwise required by applicable law or regulation (but you must give prior written notice to the Chief Legal & Administrative Officer that you are making such a disclosure).

•You may not trade during a trading window without prior written approval. During a trading window, you may trade in securities of any Diamondback Publicly Traded Group Entity only after obtaining the prior written approval of the Chief Legal & Administrative Officer. If you wish to engage in a transaction involving the securities of any Diamondback Publicly Traded Group Entity during a trading window, you must notify the Chief Legal & Administrative Officer in writing of the amount and nature of the proposed trade(s) prior to the proposed transaction. Your request for pre-trade approval constitutes your certification that you are not in possession of material nonpublic information concerning any Diamondback Publicly Traded Group Entity or any of their respective subsidiaries. You must not engage in the transaction unless and until the Chief Legal & Administrative Officer provides his or her approval in writing. Any determination by the Chief Legal & Administrative Officer to disapprove a proposed trade will require the concurrence of the Chief Executive Officer of the Company (or the President of the Company if the Chief Executive Officer is unavailable). The foregoing functions of the Chief Legal & Administrative Officer will be undertaken by the Chief Executive Officer of the Company in the case of proposed trades by the Chief Legal & Administrative Officer. Proposed trades by the Chief Executive Officer will require approval by any of (i) the Chief Legal & Administrative Officer, (ii) the President of the Company or (iii) the Audit Committee of the Board of the Company. The existence of these approval procedures does not in any way obligate the Chief Legal & Administrative Officer or any other person to approve any transaction.

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•Except as permitted by the rules of the Securities and Exchange Commission (the “SEC”), you may not trade in equity securities of any Diamondback Publicly Traded Group Entity during a “pension plan blackout period.” If you are an executive officer or director of any Diamondback Publicly Traded Group Entity, you may not trade or transfer during any pension fund blackout period any equity security of any Diamondback Publicly Traded Group Entity that you acquired in connection with your service as an officer or director, except to the extent such trade or transfer is permitted by SEC rules. A pension plan blackout period is generally any period of more than three consecutive business days under an individual account plan during which purchases or sales of equity securities of any Diamondback Publicly Traded Group Entity are prohibited under the plan (whether by a Diamondback Publicly Traded Group Entity or a fiduciary of the plan), excluding certain regularly scheduled blackouts and blackouts imposed solely in connection with certain corporate transactions such as mergers. Any profits made by you in violation of this proscription are recoverable by us. We will notify you (as well as plan participants, directors, officers and the SEC) in advance of any pension plan blackout period.

•You may not trade in puts, calls or similar hedging transactions, or engage in short sales with respect to securities of any Diamondback Publicly Traded Group Entity. Trading in “puts,” “calls” (options to sell or buy stock or other securities) or similar hedging transactions (e.g., “collars”) and engaging in short sales are often perceived as involving insider trading, and they may focus your attention on the short-term performance of any Diamondback Publicly Traded Group Entity rather than its long-term objectives. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. Therefore, transactions in puts, calls and other similar derivative securities with respect to securities of any Diamondback Publicly Traded Group Entity are prohibited by this policy, as are short sales of such securities.

•You may not engage in short-swing transactions in violation of Section 16(b) of the Exchange Act. Under Section 16(b) of the Exchange Act, insiders of a Diamondback Publicly Traded Group Entity will be liable for any profits they receive upon the sale and purchase, or purchase and sale, of securities of that Diamondback Publicly Traded Group Entity within a six-month period. In other words, if you are a Section 16 Individual of Diamondback and you both buy and sell securities of Diamondback (or if you are a Section 16 Individual of Viper and you both buy and sell securities of Viper) within any six-month period (which period may include, under certain circumstances, any six-month period before you become, or after you cease to be, a Section 16 Individual), you may be liable to Diamondback (or Viper, as applicable) for the excess of your sales price over your purchase price. This liability can exist regardless of the order of the transactions and is known as a “short-swing profit.” The

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liability does not depend on whether you have inside information when you make one of the trades. The liability simply depends on whether the transactions occur within six months of each other. No Designated Person may engage in a transaction that gives rise to liability to disgorge profits under Section 16(b) of the Exchange Act. If you engage in such a transaction, you must promptly notify the applicable Diamondback Publicly Traded Group Entity of the transaction and pay to that entity the profits for which you are liable under Section 16(b) of the Exchange Act.

•You may not hold securities of any Diamondback Publicly Traded Group Entity in a margin account, and you may not pledge these securities as collateral for any other loan. Because a broker is permitted to sell securities in a margin account if the customer fails to meet a margin call, the securities can be sold at a time when the customer is aware of material nonpublic information about the Company, Viper and/or their respective subsidiaries. Also, a foreclosure sale under any other loan could also occur at a time when you (as the borrower) have material, nonpublic information about the securities pledged as collateral for the loan. Therefore, you may not hold securities of any Diamondback Publicly Traded Group Entity in a margin account or pledge such securities as collateral for a loan.

•Designated Persons who are independent directors on the board of only one Diamondback Publicly Traded Group Entity may not own, beneficially or otherwise, any securities of any other Diamondback Publicly Traded Group Entity. For example, if you are an independent director of Viper, you may not own any securities of the Company.

•Designated Persons who are Section 16 Individuals must file a Form 144 under Rule 144 with the SEC in connection with any sale of the securities of the Company and/or Viper, as applicable. The Form 144 must be electronically filed with the SEC concurrently with either the placing with a broker of an order to execute a sale of securities in reliance upon Rule 144 or the execution directly with a market maker of such a sale. Most brokers will either assist with or make this filing on behalf of the individual.

•Designated Persons who are Section 16 Individuals are subject to the reporting requirements under Section 16(a) of the Exchange Act. Under these requirements, all Section 16 Individuals must report any changes in their “beneficial ownership” of the securities of the Company and/or Viper, as applicable, by filing a Form 4 with the SEC no later than the second business day following the day on which the transaction occurs (which reporting requirements may continue to apply, under certain circumstances, during the six-month period after such person ceased to be a Section 16 Individual). The reporting requirements under Section 16(a) of the Exchange Act apply to most acquisitions and dispositions of such securities, including sales, purchases, gifts,

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distributions from partnerships, grants of stock awards, certain vesting of stock unit awards and exercises of stock options. These reporting requirements apply to acquisitions and dispositions of securities of the Company and/or Viper, as applicable, that are “beneficially owned” by such Section 16 Individuals. For purposes of these reporting requirements, a person is deemed to beneficially own any security from which the person can derive a direct or indirect pecuniary benefit. A person is considered the direct owner of all equity securities held in the person’s own name or held jointly with others. A person also is considered the indirect owner of any securities from which such person obtains benefits substantially equivalent to those of ownership. Thus, equity securities of the Company and/or Viper, as applicable, beneficially owned through partnerships, corporations, trusts, estates and family members may be subject to reporting. Generally, a person is presumed to be the beneficial owner of securities held by his or her spouse and certain family members sharing his or her household.

•To facilitate compliance with the reporting requirements under Section 16(a) of the Exchange Act, the Company and Viper require all Designated Persons who are Section 16 Individuals to comply with all of the following:

•    Provide pre-notification to the legal department of the Diamondback Publicly Traded Group of all proposed transactions (including gifts, option exercises or other non-market transactions) in the securities of the Company and/or Viper, as applicable.
•    Encourage and request all brokers handling transactions to provide immediate communication to the legal department of the Diamondback Publicly Traded Group regarding those transactions; and
•    Execute a power-of-attorney to authorize specifically designated representatives of the Company and/or Viper, as applicable, to sign Forms 3, 4 and 5 reports on their behalf.

Exceptions to this Policy

The trading restrictions in this supplemental policy do not apply to those transactions under the benefit plans of any Diamondback Publicly Traded Group Entity that are not subject to the Insider Trading Policy of the applicable Diamondback Publicly Traded Group Entity. Those transactions are discussed in that policy under the heading discussing exceptions to such policy for certain transactions under the Company’s benefit plans or Viper’s benefit plans, as the case may be. The trading restrictions in this supplemental policy also do not apply to trades pursuant to an approved pre-arranged trading plan provided that you enter into the plan during an open trading window and the plan otherwise meets the conditions for such plans set forth in the applicable Insider Trading Policy.

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In addition, specific exceptions to this policy may be made when the person requesting approval does not possess material non-public information, personal circumstances warrant the exception and the exception would not otherwise contravene the law or the purposes of this policy. Any request for an exception should be directed in writing to the Chief Legal & Administrative Officer.

Information about this Policy

If you have any questions about this policy, you should contact the Chief Legal & Administrative Officer.

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CERTIFICATION

I hereby acknowledge receipt of the Diamondback Energy, Inc. Sixth Amended and Restated Supplemental Policy Concerning Trading in Company Securities by Certain Designated Persons and agree to abide by its terms and conditions.

SIGNATURE

PRINT NAME

DATE OF SIGNATURE

Return this Certification to Matt Zmigrosky at Diamondback Energy, Inc.